Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE

FIRST ARTICLES OF AMENDMENT AND RESTATEMENT

OF

STRATEGIC STUDENT SENIOR AND STORAGE TRUST, INC.

FIRST:     The name of the corporation is Strategic Student Senior and Storage Trust, Inc.

SECOND:    Article I of the First Articles of Amendment and Restatement of the corporation is hereby amended to read as follows:

The name of the corporation is Strategic Student & Senior Housing Trust, Inc. (the “Corporation”).

THIRD:    All other provisions of the First Articles of Amendment and Restatement shall remain in full force and effect.

FOURTH:    In accordance with Section 2-607 of the Maryland General Corporation Law (the “MGCL”), these Articles of Amendment were duly approved by a majority of the entire board of directors of the corporation on May 26, 2017, and were not required to be submitted to the stockholders of the corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the MGCL.

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IN WITNESS WHEREOF, Strategic Student Senior and Storage Trust, Inc. has caused the foregoing articles of amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 26th day of May, 2017.

ATTEST:		STRATEGIC STUDENT SENIOR AND STORAGE TRUST, INC.

By:	/s/ James Berg	By:	/s/ H. Michael Schwartz
	James Berg Assistant Secretary		H. Michael Schwartz Chief Executive Officer